ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-199966 Dated May 4, 2015

JPMorgan Chase & Co. Trigger Autocallable Optimization Securities

Linked to the Market Vectors® Oil Services ETF due on or about May 14, 2020

Investment Description
Trigger Autocallable Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") linked to the performance of a specific exchange-traded fund (the "Fund"). The Securities are designed for investors who believe that the price of one share of the Fund will remain flat or increase during the term of the Securities. If the Fund closes at or above the Initial Share Price on any Observation Date (which occurs quarterly after an initial one-year period), JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, JPMorgan Chase will either repay the full principal amount or, if the Fund closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Fund from the Trade Date to the Final Valuation Date. The closing price of the Fund is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings —Funds —Anti-Dilution Adjustments". A higher Call Return rate is generally associated with greater expected volatility and therefore a greater risk of loss. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of one share of the Fund on any Observation Date (which occurs quarterly after an initial one-year period) is equal to or greater than the Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of one share of the Fund does not close below the Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the price of one share of the Fund closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of one share of the Fund from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	May 8, 2015
	Original Issue Date (Settlement Date)[1]	May 13, 2015
	Observation Dates[2]	Quarterly, beginning May 16, 2016 (see page 4)
	Final Valuation Date[2]	May 8, 2020
	Maturity Date[2]	May 14, 2020
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes —Postponement of a Payment Date" and "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE

Security Offering
We are offering Trigger Autocallable Optimization Securities linked to the Market Vectors® Oil Services ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return rate, Initial Share Price and Trigger Price will be finalized on the Trade Date and provided in the pricing supplement. The actual Call Return rate is expected to be, but will not be less than, the minimum Call Return rate listed below, but you should be willing to invest in the Securities if the Call Return rate were set equal to the minimum Call Return rate.

Fund	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN
Market Vectors® Oil Services ETF (Bloomberg ticker: OIH)	At least 8.00% per annum	$•	60% of the Initial Share Price	48127X401	US48127X4016

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-1a-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Market Vectors® Oil Services ETF		$10		$0.25		$9.75

(1)	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities
(2)

UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10 principal amount Security. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Plan of Distribution" in this free writing prospectus.

If the Securities priced today and assuming a Call Return rate equal to the minimum Call Return rate listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.556 per $10 principal amount Security. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.40 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-1a-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this free writing prospectus, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Fund.

♦You believe the Fund will close at or above the Initial Share Price on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of one share of the Fund and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

♦You would be willing to invest in the Securities if the Call Return rate were set equal to the minimum Call Return rate indicated on the cover hereof (the actual Call Return rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Call Return rate listed on the cover).

♦You do not seek current income from this investment and are willing to forgo dividends paid on the Fund.

♦You are willing to invest in securities that may be called early (after an initial one-year period) or you are otherwise willing to hold such securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You seek an investment with a return based on the performance of companies in the oil services industry.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Fund.

♦You require an investment designed to provide a full return of principal at maturity.

♦You believe that the price of one share of the Fund will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date exposing you to the full negative Fund Return at maturity.

♦You seek an investment that participates in the full appreciation in the price of one share of the Fund or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

♦You would not be willing to invest in the Securities if the Call Return rate were set equal to the minimum Call Return rate indicated on the cover hereof (the actual Call Return rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Call Return rate listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the Fund.

♦You are unable or unwilling to hold securities that may be called early (after an initial one-year period), or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market.

♦You do not seek an investment with a return based on the performance of companies in the oil services industry.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-1a-I for risks related to an investment in the Securities.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Fund	Market Vectors® Oil Services ETF
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	Approximately 5 years, unless called earlier
Call Feature	The Securities will be called if the closing price[2] of one share of the Fund on any Observation Date (beginning May 16, 2016) is equal to or greater than the Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.
Observation Dates[1,3]	May 16, 2016
August 8, 2016
November 8, 2016
February 8, 2017
May 8, 2017
August 8, 2017
November 8, 2017
February 8, 2018
May 8, 2018
August 8, 2018
November 8, 2018
February 8, 2019
May 8, 2019
August 8, 2019
November 8, 2019
February 10, 2020
May 8, 2020 (Final Valuation Date)
Call Settlement Dates[3]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon the expected rate of 8.00% per annum. The actual Call Return rate will be determined on the Trade Date and is expected to be, but will not be less than, 8.00% per annum.
Call Price	The Call Price equals the principal amount per Security plus the applicable Call Return.
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the Final Share Price is equal to or greater than the Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Security.

If the Securities are not automatically called and the Final Share Price is less than the Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Fund Return)

Accordingly, you will incur a loss proportionate to the negative Fund Return and will lose some or all of your principal amount at maturity.

Fund Return	(Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price	The closing price of one share of the Fund on the Trade Date.
Final Share Price	The closing price[2] of one share of the Fund on the Final Valuation Date
Share Adjustment Factor	The Share Adjustment Factor is referenced in determining the closing price of the Fund. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
Trigger Price[3]	60% of the Initial Share Price
[1]	See footnote 1 under "Key Dates" on the front cover
[2]	The closing price and Share Adjustment Factor of the Fund is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Funds — Anti-Dilution Adjustments."
[3]	See footnote 2 under "Key Dates" on the front cover. The Securities are not callable until the first Observation Date, which occurs on May 16, 2016.

Investment Timeline
Trade Date	The closing price of one share of the Fund and the Trigger Price are determined and the Call Return rate is finalized.

Quarterly (beginning May 16, 2016)

The Securities will be called if the closing price of one share of the Fund on any Observation Date is equal to or greater than the Initial Share Price.

If the Securities are called, JPMorgan Chase will pay the Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the Call Return rate.

Maturity Date

The Final Share Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Share Price is equal to or greater than the Trigger Price, JPMorgan Chase will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called and the Final Share Price is less than the Trigger Price, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Fund, equal to a return of:

$10 × (1 + Fund Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns/Call Prices for Each Offering of the Securities

Observation Date†	Call Settlement Dates†	Call Return (numbers below assume a rate of 8.00%†† per annum)	Call Price (per $10)
May 16, 2016	May 18, 2016	8.00%	$10.800
August 8, 2016	August 10, 2016	10.00%	$11.000
November 8, 2016	November 10, 2016	12.00%	$11.200
February 8, 2017	February 10, 2017	14.00%	$11.400
May 8, 2017	May 10, 2017	16.00%	$11.600
August 8, 2017	August 10, 2017	18.00%	$11.800
November 8, 2017	November 13, 2017	20.00%	$12.000
February 8, 2018	February 12, 2018	22.00%	$12.200
May 8, 2018	May 10, 2018	24.00%	$12.400
August 8, 2018	August 10, 2018	26.00%	$12.600
November 8, 2018	November 13, 2018	28.00%	$12.800
February 8, 2019	February 12, 2019	30.00%	$13.000
May 8, 2019	May 10, 2019	32.00%	$13.200
August 8, 2019	August 12, 2019	34.00%	$13.400
November 8, 2019	November 13, 2019	36.00%	$13.600
February 10, 2020	February 12, 2020	38.00%	$13.800
May 8, 2020 (Final Valuation Date)	May 14, 2020 (Maturity Date)	40.00%	$14.000
†	See footnote 2 under "Key Dates" on the front cover. The Securities are not callable until the first Observation Date, which occurs on May 16, 2016.
††	The actual Call Return rate will be determined on the Trade Date and is expected to be, but will not be less than, 8.00% per annum.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. UBS-1a-I. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to the payment of gross proceeds of a sale of a Security occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the Fund has declined below the Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the Fund from the Initial Share Price to the Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Fund Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Share Price is less than the Initial Share Price and could lose your entire principal amount. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Fund at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Fund is above the Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will repay you the full principal amount per Security, unless the price of one share of the Fund closes below the Trigger Price on the Final Valuation Date, Under these circumstances, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of one share of the Fund from the Trade Date to the Final Valuation Date. This contingent repayment of principal is based on whether the Final Share Price is below the Trigger Price and applies only if you hold your Securities to maturity.
♦	Limited Return on the Securities — Your potential gain on the Securities will be limited to the applicable Call Return, regardless of the appreciation in the closing price of one share of the Fund, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first quarterly Observation Date (after an initial one-year period), the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because the closing price of one share of the Fund at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Fund. Even though you will not participate in any potential appreciation of the Fund, you may be exposed to the Fund's downside market risk if the Securities are not called.
♦	The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Fund — "Volatility" refers to the frequency and magnitude of changes in the price of one share of the Fund. Greater expected volatility with respect to the Fund reflects a higher expectation as of the Trade Date that the price of one share of the Fund could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Call Return rate is a fixed amount and depends in part on this expected volatility. A higher Call Return rate is generally associated with greater expected volatility. However, the Fund's volatility can change significantly over the term of the Securities. The price of one share of the Fund for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the Call Return rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	No Periodic Interest Payments — You will not receive any periodic interest payments on the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks.

♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the price of one share of the Fund;
♦	the time to maturity of the Securities;
♦	the likelihood of an automatic call being triggered;
♦	the dividend rates on the equity securities underlying the Fund;
♦	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the Share Adjustment Factor, including a merger or acquisition;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Fund or the Equity Securities Composing the Fund — Investing in the Securities is not equivalent to investing in the Fund or the equity securities held by the Fund. As an investor in the Securities, you will not have any ownership interest or rights in the Fund or the equity securities held by the Fund, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Fund or the Equity Securities Composing the Fund — Your return on the Securities will not reflect the return you would realize if you actually owned the Fund or the equity securities held by the Fund and received the dividends on the Fund or those equity securities. This is because the calculation agent will calculate the amounts payable to you on the Securities by reference to the closing price of one share of the Fund on the Observation Dates without taking into consideration the value of dividends on the Fund or the equity securities held by the Fund.
♦	No Affiliation with the Fund or the Issuers of the Equity Securities Composing the Fund — We are not affiliated with the Fund or, to our knowledge, the issuers of the equity securities composing the Fund. We have not independently verified the information about the Fund or the issuers of the equity securities composing the Fund contained in this free writing prospectus. You should make your own investigation into the Fund and the issuers of the equity securities composing the Fund. We are not responsible for the public disclosure of information by the Fund or the issuers of the equity securities composing the Fund, whether contained in SEC filings or otherwise.
♦	No Assurances of a Flat or Bullish Environment — While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity if the Securities are not previously called.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Fund and could affect the value of the Fund, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Fund — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund may adversely affect the market price of the Fund and, therefore, the market value of the Securities.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Call Return rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the Call Return rate.

Risks Relating to the Fund

♦	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund's investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Securities.
♦	Differences Between the Fund and Its Underlying Index — The Fund does not fully replicate its underlying index, and may hold securities not included in its underlying index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the Fund and its underlying index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and its underlying index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying index.

♦	Non-U.S. Securities Risk — A portion of the equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
♦	The Equity Securities Held by the Fund Are Concentrated in the Oil Services Industry — Each of the equity securities held by the Fund has been issued by a company whose business is associated with the oil services industry. Because the value of the Securities is determined by the performance of the Fund, an investment in these Securities will be concentrated in this industry. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition. Recently, oil prices have declined significantly and experienced significant volatility, which may adversely affect companies operating in the oil services industry. The prices of the equity securities held by the Fund and, in turn, the price of the Fund will be affected by a number of factors that may either offset or magnify each other, including: worldwide energy prices, including all sources of energy, and exploration and production spending, changes in exchange rates and the price of oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, natural disasters and adverse weather conditions, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.
♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of the Fund for certain events affecting the Fund, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If an event occurs that does not require the calculation agent to adjust the closing price of the Fund and the Trigger Price, the market value of your Securities, whether the Securities will be automatically called and the payment at maturity if not previously called may be materially and adversely affected.
♦	Limited Performance History — The Fund's inception date was December 20, 2011 and therefore the Fund has a limited performance history. Accordingly, historical information for the Fund is available only since that date. Past performance should not be considered indicative of future performance.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Fund and assume an Initial Share Price of $100.00, a Trigger Price of $60.00 (which is 60.00% of the hypothetical Initial Share Price) and a Call Return rate of 8.00%* per annum. The hypothetical Initial Share Price has been chosen for illustrative purposes only and may not represent a likely actual Initial Share Price. The actual Initial Share Price and the resulting Trigger Price will be based on the closing price of one share of the Fund on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of the Fund, please see the historical information set forth under "The Fund" in this free writing prospectus.

Principal Amount:	$10.00
Term:	Approximately 5 years (unless earlier called)
Initial Share Price:	$100.00
Call Return Rate:	8.00%* per annum (or 2.00%* per quarter)
Observation Dates:	Quarterly
Trigger Price:	$60.00 (which is 60.00% of the hypothetical Initial Share Price)
*	The actual Call Return rate will be finalized on the Trade Date and provided in the pricing supplement.

Example 1 — Securities Are Called on the First Observation Date

Closing Price at first Observation Date:	$120.00 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.80

Because the Securities are called on the first Observation Date (which is approximately one year after the Trade Date), we will pay you on the applicable Call Settlement Date a total Call Price of $10.80 per $10.00 principal amount (8.00% return on the Securities). No further amounts will be owed on the Securities.

Example 2 — Securities Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$95.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at third to sixteenth Observation Dates:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$120.00 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$14.00

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $14.00 per $10.00 principal amount (40.00% return on the Securities). This reflects the maximum payment on the Securities.

Example 3 — Securities Are NOT Called and the Final Share Price Is At or Above the Trigger Price

Closing Price at first Observation Date:	$95.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at third to sixteenth Observation Dates:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$60.00 (below Initial Share Price, but at or above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero percent return on the Securities).

Example 4 — Securities Are NOT Called and the Final Share Price Is Below the Trigger Price

Closing Price at first Observation Date:	$95.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at third to sixteenth Observation Dates:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$40.00 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Fund Return) $10.00 × (1 + -60%) $4.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Fund

Included on the following pages is a brief description of the Fund. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of the Fund. The information given below is for the four calendar quarters in each of 2012, 2013, 2014 and the first calendar quarter of 2015. Partial data is provided for the fourth calendar quarter of 2011 and the second calendar quarter of 2015. The Fund's inception date was December 20, 2011 and therefore the Fund has a limited performance history. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of the Fund as an indication of future performance.

The Market Vectors® Oil Services ETF

The Market Vectors® Oil Services ETF is an exchange-traded fund of the Market Vectors® ETF Trust, a registered investment company that consists of numerous separate investment portfolios, and is managed by Van Eck Associates Corporation ("Van Eck"), the investment adviser to the Market Vectors® Oil Services ETF. The Market Vectors® Oil Services ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Market Vectors® U.S. Listed Oil Services 25 Index, which we refer to as the Underlying Index. The Underlying Index tracks the performance of the largest and most liquid U.S.-listed companies that derive at least 50% of their revenues (or, where applicable, have at least 50% of their assets) from oil services to the upstream oil sector. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC's website at http://www.sec.gov. In addition, information about the Market Vectors® Oil Services ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the Market Vectors® Oil Services ETF, see the information set forth in Annex A to this free writing prospectus.

Historical Information Regarding the Market Vectors® Oil Services ETF

The following table sets forth the quarterly high and low closing prices of one share of the Market Vectors® Oil Services ETF, based on daily closing prices as reported by Bloomberg, without independent verification. The closing price of one share of the Fund on May 1, 2015 was $39.02. The actual Initial Share Price will be the closing price of one share of the Fund on the Trade Date. We obtained the closing price above and the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for certain actions such as stock splits.

Since its inception, the price of the Fund has experienced significant fluctuations. The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Fund during the term of the Securities. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal amount.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
12/20/2011	*	12/31/2011		$38.82	$37.71	$38.28
1/1/2012		3/31/2012		$44.69	$38.89	$40.62
4/1/2012		6/30/2012		$41.23	$33.06	$35.64
7/1/2012		9/30/2012		$43.36	$35.34	$40.20
10/1/2012		12/31/2012		$41.48	$36.61	$38.68
1/1/2013		3/31/2013		$44.86	$39.73	$42.94
4/1/2013		6/30/2013		$45.66	$39.68	$42.78
7/1/2013		9/30/2013		$48.33	$43.31	$47.08
10/1/2013		12/31/2013		$50.82	$46.82	$48.07
1/1/2014		3/31/2014		$50.33	$44.71	$50.33
4/1/2014		6/30/2014		$57.76	$49.04	$57.76
7/1/2014		9/30/2014		$57.68	$49.61	$49.61
10/1/2014		12/31/2014		$48.20	$33.97	$35.92
1/1/2015		3/31/2015		$36.84	$31.73	$33.71
4/1/2015		5/1/2015	**	$39.04	$33.97	$39.02
*	The Fund's inception date was December 20, 2011. Accordingly, the "Quarterly Closing High," the "Quarterly Closing Low" and "Close" data indicated for the fourth calendar quarter of 2011 are for the shortened period from December 20, 2011 through December 31, 2011.
**	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 1, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the daily performance of the Fund from December 20, 2011 through May 1, 2015, based on information from Bloomberg, without independent verification. The Fund's inception date was December 20, 2011 and therefore the Fund has a limited performance history. The dotted line represents a hypothetical Trigger Price of $23.41, equal to 60% of the closing price on May 1, 2015. The actual Trigger Price will be finalized on the Trade Date and provided in the pricing supplement and will be based on the closing price of one share of the Fund on the Trade Date (the Initial Share Price).

Past performance of the Fund is not indicative of the future performance of the Fund.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this free writing prospectus for an illustration of the risk-return profile of the Securities and "Annex A — The Market Vectors® Oil Services ETF" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Annex A — The Market Vectors® Oil Services ETF

We have derived all information contained in this free writing prospectus regarding the Market Vectors® Oil Services ETF (the "Oil Services Fund") from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Market Vectors® ETF Trust and Van Eck Associates Corporation ("Van Eck"). The Oil Services Fund is an investment portfolio of the Market Vectors® ETF Trust (the "Trust"). Van Eck is currently the investment adviser to the Oil Services Fund. The Oil Services Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol "OIH."

The Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil Services Fund. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding the Trust, Van Eck and the Oil Services Fund, please see the Oil Services Fund's prospectus. In addition, information about the Trust and the Oil Services Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website at www.vaneck.com. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective

The Oil Services Fund seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Market Vectors® U.S. Listed Oil Services 25 Index (the "Oil Services Index"). For more information about the Oil Services Index, please see "The Market Vectors® U.S. Listed Oil Services 25 Index" below.

Indexing Investment Approach

The Oil Services Fund uses a "passive" or indexing investment approach to attempt to approximate the investment performance of the Oil Services Index by investing in a portfolio of securities that generally replicates the Oil Services Index. The Oil Services Fund will normally invest at least 80% of its total assets in securities that comprise the Oil Services Index. The Oil Services Index is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. Such companies may include small- and medium-capitalization companies and foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive at least 50% of their revenues from (or, in certain circumstances, have at least 50% of their assets related to) oil services to the upstream oil sector, which include oil equipment, oil services or oil drilling. The Oil Service Fund's 80% investment policy is non-fundamental and may be changed without shareholder approval upon 60 days' prior written notice to shareholders. The Oil Services Fund may or may not hold all of the securities that are included in the Oil Services Index.

Correlation

The Oil Services Index is a theoretical financial calculation, while the Oil Services Fund is an actual investment portfolio. The performance of the Oil Services Fund and the Oil Services Index may vary somewhat due to operating expenses, transaction costs, and differences between the Oil Services Fund's portfolio and the Oil Services Index resulting from legal restrictions that apply to the Oil Services Fund but not to the Oil Services Index, lack of liquidity, potential adverse tax consequences or other regulatory reasons. Van Eck expects that, over time, the correlation between the Oil Services Fund's performance and that of the Oil Services Index before fees and expenses will be 95% or better. A figure of 100% would indicate perfect correlation.

Industry Concentration Policy

The Oil Services Fund will concentrate its investments in a particular industry or group of industries to the extent that the Oil Services Index concentrates in an industry or group of industries.

Holdings Information

As of April 30, 2015, 100.19% of the Oil Services Fund's holdings consisted of equity securities and -0.19% consisted of cash. The following tables summarize the Oil Services Fund's top holdings in individual securities as of that date.

Top holdings in individual securities as of April 30, 2015

Security	Percentage of Total Holdings
Schlumberger Ltd.	19.72%
Halliburton Co.	11.16%
Baker Hughes Inc.	7.07%
National Oilwell Varco Inc.	6.00%
Cameron International Corp.	5.19%
Helmerich & Payne Inc.	4.59%
Weatherford International Ltd.	4.20%
Ensco Plc	4.04%
Fmc Technologies Inc.	4.00%
Tenaris Sa	3.75%

The information above was compiled from the Van Eck website, without independent verification. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

The Market Vectors® U.S. Listed Oil Services 25 Index

We have derived all information contained in this free writing prospectus regarding the Oil Services Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Market Vectors Index Solutions GmbH (the "Index Owner"). We make no representation or warranty as to the accuracy or completeness of such information. The Oil Services Index was developed by the Index Owner and is maintained and published by the Index Owner. The Oil Services Index is calculated by Solactive AG. The Index Owner has no obligation to continue to publish, and may discontinue the publication of, the Oil Services Index.

The Oil Services Index is reported by Bloomberg L.P. under the ticker symbol "MVOIH."

The Oil Services Index tracks the performance of the largest and most liquid U.S.-listed companies that derive at least 50% of their revenues (or, where applicable have at least 50% of their assets) from oil services to the upstream oil sector. The Oil Services Index was launched on August 12, 2011 with a base index value of 1000 as of September 29, 2000.

Index Composition and Maintenance

The Index Universe

The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.

Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.

Investable Index Universe

Any stocks from the index universe that have had ten or more non-trading days in a three-month period prior to a quarterly review are ineligible for inclusion in the Oil Services Index. Companies with a free-float (or shares available to foreign investors) of less than 5% for existing index components or less than 10% for new components are ineligible for inclusion.

In addition to the above, stocks that are currently not in the Oil Services Index must meet the following size and liquidity requirements:

•	a full market capitalization exceeding US$150 million;
•	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and
•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the Oil Services Index the following applies:

•	a full market capitalization exceeding US$75 million; and
	•	a three-month average-daily-trading volume of at least US$0.6 million at the current review or at one of the previous two reviews; or
	•	at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

Index Constituent Selection

The Oil Services Index is reviewed on a semi-annual basis. The Index Owner can, in exceptional cases, add stocks to the Oil Services Index and also remove stocks from the Oil Services Index.

The target coverage of the Oil Services Index is 25 companies from the investable universe. Oil Services Index constituents are selected using the following procedure:

(1)	The largest 50 stocks (by full market capitalization) from the investable universe qualify.
(2)	The 50 stocks are ranked in two different ways - by free-float market capitalization in descending order (the largest company receives rank "1") and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank "1"). These two ranks are added up.
(3)	The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.

a.	Initially, the highest ranked 25 companies made up the Oil Services Index.
b.	On-going, a 10-40 buffer is applied: the top 10 companies qualify. The remaining 15 companies are selected from the highest ranked remaining current Oil Services Index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.

The revenue quota for each company is reviewed quarterly; only companies with at least 50% of their revenues (or, where applicable, have 50% of their assets) in the oil services to the upstream oil sector are eligible. The revenue quota for companies that have already been in the Oil Services Index may drop to 25% and these companies would still be eligible. The Index Owner can, in exceptional cases, add stocks to the Oil Services Index with a lower revenue portion.

Review Schedule

The Oil Services Index is reviewed semi-annually and changes to the Oil Services Index are implemented and based on the closing prices of the third Friday in March or September. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the Oil Services Index does not trade on the third Friday in March or September, then the last available price for that index constituent will be used. Changes become effective on the next business day. The component changes to the Oil Services Index are announced on the second Friday in March or September.

For purposes of this free writing prospectus, "business day" means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Stuttgart and London.

Ongoing Maintenance

In addition to the periodic reviews, the Oil Services Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the Oil Services Index components.

Replacements. For all corporate events that result in a stock deletion from the Oil Services Index, the deleted stock will be replaced immediately only if the number of components in the Oil Services Index would drop below 25. The replacement stock will be added at the same weight as the deleted stock. In all other cases, the additional weight resulting from the deletion will be re-distributed proportionally across all other index constituents.

Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date).

Initial Public Offerings (IPOs). An IPO stock is eligible for fast-track addition to the Oil Services Index once (either at the next semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February, May, August or November) or else at the then-following semi-annual review). In order to be added to the Oil Services Index the IPO stock has to meet the size and liquidity requirements:

•	the IPO must have a full market capitalization exceeding US$150 million;
•	the IPO must have an average-daily-trading volume of at least US$1 million; and
•	the IPO must have traded least 250,000 shares per month (or per 22 days).

Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).

•	If an Oil Services Index component merges with or takes over another Oil Services Index component: The surviving stock remains in the Oil Services Index and the other stock is deleted immediately from the Oil Services Index. Its shares and float are adjusted according to the terms of the merger/takeover.
•	If an Oil Services Index component merges with or takes over a non-Oil Services Index component: If the surviving stock meets the Oil Services Index requirements, then it remains in the Oil Services Index and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the Oil Services Index requirements, then it is deleted immediately from the Oil Services Index.
•	If a non-Oil Services Index component merges with or takes over an Oil Services Index component: If the surviving stock meets the Oil Services Index requirements, then it will be added to the Oil Services Index (shares - if the share change is greater than 10% - and float adjusted according to the terms of the merger/takeover) and replaces the current Oil Services Index component. If the surviving stock does not meet the Oil Services Index requirements, then it will not be added to the Oil Services Index and the current Oil Services Index component is deleted immediately from the Oil Services Index.

The Index Owner can, in exceptional cases, decide differently.

Changes due to Spin-Offs. Each spin-off stock is immediately added to the Oil Services Index for at least one trading day. If a spin-off company does not qualify for the Oil Services Index it will be deleted based on its first closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off. The Index Owner can, in exceptional cases, decide differently.

Index Calculation

The value of the Oil Services Index is calculated using the Laspeyres' formula, rounded to two decimal places, with stock prices converted to U.S. dollars:

where (for all stocks (i) in the Oil Services Index):

pi = stock price (rounded to four decimal places);
qi = number of shares;
ffi = free-float factor (rounded to two decimal places);
fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);
cfi = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);
M = free-float market capitalization of the Oil Services Index; and
D = divisor (rounded to six decimal places).

Free-Float

The Oil Services Index is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount >5% of the company's full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single multiplier. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result.

Company-Weighting Cap Factors

Companies in the Oil Services Index are weighted according to their free-float market capitalization. To ensure portfolio diversity, the company-weighting cap factors are applied to individual companies if they exceed a certain weight in the Oil Services Index. The capping process is a top-down process, i.e., it starts with the largest company based on free-float market capitalization and is repeated until the weighting for each company is in-line with capping requirements. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the Oil Services Index:

(1)	All Oil Services Index components are weighted by their free-float market capitalization.
(2)	All companies exceeding 4.50% but at least the largest five companies are grouped together (so called "Large-Weights") and all other companies are grouped together as well (so called "Small-Weights").
(3)	The aggregated weighting of the Large-Weights is capped at 50.00%:

a.	a) Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50.00%, then a capping factor is calculated to bring the weighting down to 50.00% - at the same time a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50.00%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.
b.	b) Large-Weights: The maximum weight for any single stock is 20.00% and the minimum weighting is 5.00%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight shall be re-distributed proportionally across all other remaining Oil Services Index constituents in the Large-Weights.
c.	c) Small-Weights: The maximum weight for any single stock is 4.50%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be re-distributed proportionally across all other remaining Oil Services Index constituents in the Small-Weights.

Divisor Adjustments

Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the Oil Services Index) should not change the level of the Oil Services Index. This is accomplished with an adjustment to the divisor. Any change to the stocks in the Oil Services Index that alters the total market value of the Oil Services Index while holding stock prices constant will require a divisor adjustment.

where rMC is the difference between closing market capitalization and adjusted closing market capitalization of the Oil Services Index.

Data Correction

Incorrect or missing input data will be corrected immediately.

Corporate Action Related Adjustments

Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted.

Special cash dividend	Divisor change: Yes
pi, adjusted = pi - (Dividend x (1 - Withholding Tax))
Split	Divisor change: No
Shareholders receive "B" new shares for every "A" share held.

Rights offering	Divisor change: Yes
Shareholders receive "B" new shares for every "A" share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.
Stock dividend	Divisor change: No
Shareholders receive "B" new shares for every "A" share held.
Stock dividend from treasury	Divisor change: Yes
Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive 'B' new shares for every 'A' share held.
Stock dividend of a different company security	Divisor change: Yes
Shareholders receive "B" shares of a different company for every "A" share held.
Spin-offs	Divisor change: Yes
Shareholders receive "B" new shares for every "A" share held.
Addition/deletion of a company	Divisor change: Yes
Net change in market value determines the divisor adjustment.

Changes in shares outstanding/free-float	Divisor change: Yes
Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days' notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration.
Changes due to a merger/takeover/spin-off	Divisor change: Yes
Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.

With corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution.) The effect of the divisor adjustment is to prevent the price drop from causing a corresponding drop in the Oil Services Index.

Corporate actions are announced at least four days prior to implementation.

Dissemination

The Oil Services Index is calculated weekdays between 10:00 and 17:00 (Sydney Time) and the Oil Services Index values are disseminated to data vendors every 15 seconds. The Oil Services Index is disseminated on days when the Australian Securities Exchange is open for trading.